THREE PART ADVISORS, LLC
&
Mobetize Inc.

LETTER OF AGREEMENT

The following Letter of Agreement details the investor relations consulting services agreement between Three Part Advisors, LLC ("TPA") and Mobitize Corp. ("MPAY").

1. **Consulting Services.** TPA will provide investor relations services to MPAY.

2. **TPA's Representations, Warranties and Covenants.** TPA represents, and warrants to, and covenants with MPAY as follows:
   a. TPA has the ability, experience and skills necessary to carry out its obligations under this Agreement;
   b. TPA and its officers, employees and agents shall comply with all securities laws and regulations applicable to MPAY or TPA, and all policies, rules and requirements of any exchange on which the shares of MPAY trade;
   c. TPA, upon written notice from MPAY, will cease any or all Services for the period directed by MPAY, without effect on the payment of compensation due hereunder, unless this Agreement is terminated.

3. **Term of Engagement.** The initial term of the relationship will be 12 months beginning September 1, 2014 and ending August 31, 2015, and will renew annually for 12 month periods. Either party may cancel this contract prior to the end of the first three-month period upon 15 days written notice. Prior to the end of each 12-month period, either party may choose not to renew by providing written notice 30 days prior to the end of the period.

4. **Relationship of the Parties**. TPA acknowledges and agrees that in performing the Services, it will be acting in the capacity of an independent contractor, and nothing herein shall be deemed to make TPA or any of its officers or employees an employee of MPAY. Furthermore, TPA is not authorized to commit MPAY to any action or contract, or otherwise bind MPAY in any way, unless MPAY specifically authorizes TPA in writing to do so.

5. **Governing Law**. This Agreement shall be deemed to have been made and delivered in Texas and shall be governed by the laws of the State of Texas.

6. **Entire Agreement**. This Agreement supersedes and replaces all prior written or oral agreements between the two parties.

7. **Compensation.** From September 1, 2014 until August 31, 2015, MPAY will pay TPA $9,750 per month for Consulting Services. Payment will be made within 30 days of each monthly period. (i.e., payment for the November period will be made on, or before November 30) Also, TPA will be reimbursed for all reasonable costs and expenses incurred on behalf of MPAY in the performance of Consulting Services. All expenses shall be paid within 10 days of receipt of an invoice and documentation of the expenses.
   The presenting fee for TPA's IDEAS Conferences: will be discounted to $950 (discounted from $5,900) for each IDEAS Investor conference that MPAY chooses to participate in.

8. **Equity Compensation.** Within 30 days of September 1, 2014, MPAY will grant TPA 3-year options to purchase 250,000 shares at a strike price of 10% above the average trading price of the stock for the prior 30 days prior to the date of the agreement. In the event the stock maintains a minimum closing price of $1.50 for 20 consecutive trading days during the term, options shall be eligible for a cashless exercise. In the event the Agreement is terminated in connection with the Company's 3 month option, the number of options granted shall be adjusted on a pro-rata basis.

9. **Change of Control.** In the event of a change of control at MPAY, all equity compensation granted to TPA will vest immediately.

10. **Confidentiality**. TPA acknowledges that as a result of this Agreement, MPAY will provide TPA with information concerning MPAY which will include financial or other material information which has not yet been made publicly available (the "Confidential Information"). "Material information" is any information with regard to which there is a substantial likelihood that a reasonable investor would consider important in making an investment decision; and "non-public information" is any information that has not been disseminated by MPAY in a manner reasonably designed to make it generally available to investors simultaneously. As a condition to MPAY's release of such information to TPA, TPA agrees that it shall keep such information confidential and shall not at any time, during or after the termination of TPA's engagement by MPAY, reveal, divulge, or make known to any person, or use for its own account, the Confidential Information. TPA also acknowledges that it is obligated under applicable securities laws to (a) refrain from trading in MPAY securities while in possession of material non-public information concerning MPAY, and (b) refrain from disclosure of any such material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell any securities of MPAY on the basis of such information. TPA agrees and covenants that it will not use any material non-public information for purposes of trading in the Company's securities, either on its own behalf or on behalf of others, including without limitation any of its officers, employees or agents.

11. **Indemnification**.
    a. TPA agrees to indemnify and hold harmless MPAY and its officers, directors and employees (each an "Indemnified Person"), against any losses, claims, damages, liabilities or expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with TPA's gross negligence or willful misconduct in the performance of Consulting Services, or TPA's failure to abide by applicable securities laws, rules and regulations in the performance of its Services; provided that the foregoing indemnification will not apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted solely as a result of TPA's reasonable reliance upon information or statements provided to TPA by MPAY which were untrue or misleading as to a material fact when made.
    b. MPAY represents that, to the best of its knowledge, all of the information provided, or to be provided by it to TPA, pursuant to this Agreement is accurate. In the event that any third-party claim is brought against TPA which is based upon or arises out of TPA's use of any untrue statement or alleged untrue statement of material fact contained in the information provided by MPAY, or which is based upon or arises out of any such information which contains or is alleged to contain an omission to state a material fact necessary to make the statement not misleading in light of the circumstances under which it was made, then MPAY agrees to indemnify and hold harmless TPA against any claims, losses, damages or liabilities, including reasonable expenses in defending same, to which TPA may become subject. MPAY's obligation under the above indemnity is subject to TPA notifying MPAY of the claim and agreeing to permit MPAY the right to participate in the defense of the claim.

In Witness Thereof, TPA and MPAY have executed this agreement as of the date cited below.

Three Part Advisors, LLC	Mobitize Corp.
David M. Mossberg	
Name	Name
CFO	CFO.
Title	Title
August 15, 2014	August 16/2014
Date	Date
	STEPHEN FOWLER